                                     Prospectus Filed Pursuant to Rule 424(b)(3)
                                     File No. 33-46688


                                   PROSPECTUS

                             The Score Board, Inc.
                      1993 Non-Employee Stock Option Plan

                                1,000,000 Shares
                                  Common Stock

     The shares of Common Stock covered by this Prospectus are authorized but unissued or reacquired shares of Common Stock, par value $.01 per share (the "Common Stock"), of The Score Board, Inc. ("Score Board" or the "Company"). A total of 1,000,000 shares (the "Shares") has been reserved for issuance upon the exercise of stock options granted or to be granted pursuant to The Score Board, Inc. 1993 Non-Employee Stock Option Plan ("the Plan") to licensors, athletes, entertainers, agents and consultants who are not employees of the Company. The number of shares reserved for issuance gives effect to the two-for-one stock split effected by the Company on November 18, 1993. The purchase price of the Shares will be determined by the committee appointed by Score Board's Board of Directors that administers the Plan, but will in no event be less than the fair market value of the Common Stock on the date an option is granted. See "The Score Board, Inc. 1993 Non-Employee Stock Option Plan." On October 3, 1995, the last reported sale price of the Common Stock as reported by NASDAQ was $5.25 per share. Based upon this last reported sale price, net proceeds to Score Board from the sale of the shares are estimated to be $5,232,543, after deducting expenses payable by Score Board estimated at $17,457.

     The Common Stock of Score Board is traded on the NASDAQ National Market System under the trading symbol "BSBL."

                         -----------------------------

     Prospective investors should consider the information discussed under the caption "Risk Factors."

                         ------------------------------
           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                  ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                          NOTICE TO FLORIDA RESIDENTS

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

THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT (THE "FLORIDA ACT"). THE SECURITIES WILL BE OFFERED AND SOLD IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE FLORIDA ACT PURSUANT TO SECTION 517.061(11) OF SAID ACT. WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN THE STATE OF FLORIDA PURSUANT TO SAID EXEMPTION, A PURCHASER MAY VOID ANY SUCH SALE EITHER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER OR ANY AGENT OF THE ISSUER OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Score Board. This Prospectus does not constitute an offer to sell or a solicitation of any offer to purchase any securities other than those to which it relates or an offer to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                            Page
                                                            ----
Available Information.....................................     3
Incorporation of Certain Documents by Reference...........     3
The Company...............................................     4
Use of Proceeds...........................................     5
Risk Factors..............................................     5
The Score Board, Inc.1993 Non-Employee Stock Option Plan..     8
Federal Income Tax Treatment..............................    10
Restrictions on Resales of Common Stock...................    10
Experts...................................................    10

                             AVAILABLE INFORMATION

     Score Board is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Score Board can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference certain documents filed by Score Board with the Commission which are not presented herein or delivered herewith, as indicated below. Score Board will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to below which are incorporated in this Prospectus by reference (other than exhibits to such documents unless they are specifically incorporated by reference into such documents). Requests for such copies should be directed to Nathan T. Schelle, Senior Vice President, Finance and Administration, The Score Board, Inc., 1951 Old Cuthbert Road, Cherry Hill, New Jersey, 08034; telephone number (609) 354-9000.

     The following documents filed by Score Board with the Commission pursuant to the 1934 Act under File No. 0-16913 hereby are incorporated by reference into this Prospectus:

     (a) Score Board's Annual Report on Form 10-K for the fiscal year ended January 31, 1995.

     (b) Score Board's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995.

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

     (c) The description of Score Board's Common Stock as contained in Item 1 of Score Board's Registration Statement on Form 8-A (File No. 0-16913), dated May 10, 1988, and any amendment or report filed for the purpose of updating such description.

     All documents filed by Score Board pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     Score Board designs, markets and distributes sports and entertainment related products. Its two primary activities are the sale of specialty sports trading cards and the sale of sports and entertainment memorabilia. Score Board's products are primarily sold through national and regional shopping, sports and other cable television networks, national and regional retailers, catalogs, convenience stores, distributors of periodical publications, specialty trading card stores, premium and promotional programs and direct marketing activities.

     Score Board's trading card activities focus on the sale of Company-designed specialty sports trading cards. The Company's memorabilia operations consist of the marketing and sale of autographed and non-autographed sports and entertainment memorabilia. The Company's sports and entertainment memorabilia product lines include autographed baseballs, baseball bats, footballs, basketballs, hockey sticks, uniform jerseys, trading cards and limited edition and specially commissioned lithographs, as well as autographed and non-autographed posters, prepaid telephone calling cards, photo plaques, limited edition lithographs, gold record plaques, shirts, commemorative coins, ceramic trading cards and mugs. Each item of memorabilia features the name, likeness or similar indicia of an athlete or entertainment celebrity or certain characters and trademarks associated with a television show or motion picture.

     Reference to Score Board or the Company includes The Score Board, Inc. and its wholly-owned subsidiaries, Americana Memorabilia, Inc., Classic Games, Inc., Classic Marketing, Inc., SB Acquisition Corp. and The Score Board Holding Corporation.

     Score Board was incorporated under the laws of the State of New Jersey on November 25, 1986. Score Board's executive offices are located at 1951 Old Cuthbert Road, Cherry Hill, New Jersey 08034. Score Board's telephone number is
(609) 354-9000.

                                USE OF PROCEEDS

     The proceeds to be received by Score Board from the sale of the Shares will be used for general working capital purposes.

                                  RISK FACTORS

     Prospective investors should consider the following as well as the other information set forth in this Prospectus and in the other documents incorporated by reference herein in evaluating an investment in Score Board's Common Stock.

Dependence Upon License Agreements

     In general, the production or distribution of products depicting the image of any celebrity, athlete, team, league, organization, logo or trademark requires a license from such celebrity, athlete, team, league, organization or owner of the trademark. Score Board currently produces and distributes certain of its products pursuant to license agreements with various entities, including Major League Baseball Properties, Inc., Major League Baseball Players Association, National Football League Properties, Inc., National Football Players Association, NBA Properties, Inc. and Paramount Pictures. The Company has several other exclusive and non-exclusive licenses that permit the Company to produce and distribute trading cards and sports and entertainment related memorabilia relating to, among other things, Star Trek, Star Wars and country
                                             ---------  ---------
music performers. The Company has also entered into personal service contracts with sports and entertainment celebrities for the sale of autographed sports and entertainment memorabilia. These personal service contracts commit the individual to autograph memorabilia on behalf of the Company, as well as, in certain instances, to make appearances on television shopping shows. Score Board's business is highly dependent upon its ability to obtain and maintain existing licenses and personal service contracts and to obtain additional licenses and personal service contracts necessary to offer new products.

     Although the Company believes it will be able to renew its licenses and personal service contracts upon their expiration, there can be no assurance that such renewals can be obtained on terms acceptable to the Company. The inability of the Company to renew existing licenses and personal service contracts and/or to acquire additional licenses and personal service contracts with sports and entertainment celebrities could have a material adverse impact on the Company's sales and earnings.

Reliance on Television Shopping Networks

     For Score Board's fiscal year ended January 31, 1995, direct and indirect sales to national and regional shopping, sports and other cable television networks accounted for approximately 18.5% of Score Board's net sales. Direct sales for one of these television shopping networks, QVC Network, Inc. ("QVC"), accounted for approximately 15% of Score Board's net sales for fiscal year 1995. Score Board has no written agreement with QVC. Score Board cannot give any assurance that it will attain its prior level of sales to QVC. The loss of QVC as a customer, or cable television as a sales outlet for the Company's products, could have a material adverse impact on the Company.

Factors Affecting Sales and Earnings

     The market for sports trading cards and sports and entertainment memorabilia is affected by many factors, including seasonality, consumer interest and general economic conditions. Furthermore, with respect to trading cards, there has been a significant increase in the number and type of such cards printed and sold over the past several years, which has made it more difficult to predict consumer interest with respect to particular cards. Recently, the market for sports trading cards has experienced a contraction, which has resulted in diminished sales of trading cards by Score Board and certain of its competitors.

     As part of its marketing efforts, Score Board has sports and entertainment celebrities under contract to make appearances and to sign autographs. If Score Board were not able to respond to changes in consumer demand and tastes quickly enough, or if the celebrities under contract with Score Board were to become ill or injured, or to fall into public disfavor, Score Board's sales and earnings would be materially adversely

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

affected. Score Board's sales and earnings would also be materially adversely affected if Score Board were unable to retain the services of the celebrities or if an overabundance of the celebrities' autographs were to become available for sale.

Volatile Market for the Company's Common Stock

     Between February 1, 1995 and September 30, 1995, the closing sale price for Score Board's Common Stock ranged from a high of $6.75 to a low of $3.50. There can be no assurance that the market price of Score Board's Common Stock will not continue to experience such volatility or that an option holder will realize a profit upon the sale of shares underlying his option.

Shares Eligible for Future Sale

     Score Board may issue one or more classes or series of classes of its equity securities in the future for various corporate purposes, including acquisitions. The Company's capitalization includes authorized and unissued shares of Common Stock and authorized shares of Preferred Stock, none of which have been issued. The issuance of additional shares of Common Stock or shares of Preferred Stock could, among other things, adversely affect the voting power of the holders of the Common Stock. Additionally, such issuances could, under certain circumstances, make it more difficult for a third party to gain control of Score Board and, if Preferred Stock were issued, it could adversely affect the liquidation rights of the Common Stock by creating one or more series of securities with liquidation rights senior to that of the Common Stock. In the event shares of Preferred Stock are issued as securities convertible into shares of Common Stock, the holders of Common Stock may experience dilution.

     In August 1992, the Company completed a private placement of $7,500,000 in principal amount of 9% convertible, subordinated debentures due September 1, 2002. The debentures are convertible into shares of Common Stock at a price equal to $9.56 per share. In January 1993, the Company completed a private placement of $3,000,000 in principal amount of 9% convertible, subordinated debentures due February 1, 2003. The debentures are convertible into shares of Common Stock at a price equal to $11.37 per share. In the event that any such debentures are converted into shares of Common Stock, the holders of Common Stock may experience dilution.

Competition

     Score Board competes with many established firms offering baseball and other sports trading cards and sports and entertainment memorabilia. A number of such competitors, including Topps Company, Inc., Marvel Entertainment Group, Inc., The Upper Deck Company and Pinnacle, Inc., possess development, marketing and distribution capabilities more extensive than those of Score Board, and have greater financial resources than Score Board. Further, since Score Board's more important licenses are non-exclusive, it is possible that additional entities, including the licensors themselves, could enter certain of Score Board's business lines, thus creating additional competition. The entry into any of Score Board's businesses by any significant competitor could have a material adverse impact on Score Board's sales and profitability.

           THE SCORE BOARD, INC. 1993 NON-EMPLOYEE STOCK OPTION PLAN

General Information

     The Score Board, Inc. 1993 Non-Employee Stock Option Plan (the "Plan") was adopted by the Board of Directors of Score Board (the "Board of Directors") effective August 3, 1993 and amended on August 31, 1993 and October 2, 1995.
The Plan provides for the granting of stock options to licensors, athletes and entertainers under contract with Score Board, as well as to their agents and certain consultants. The exercise price for each share of Common Stock that may be purchased under each option granted generally is equal to the fair market value of a share of Score Board's Common Stock on the date of grant of the option. A total of 1,000,000 shares of Common Stock, after giving effect to the two-for-one stock split effected by the Company on November 18, 1993, may be issued under the Plan.

Purpose of the Plan

     The general purpose of the Plan is to further the growth and development of Score Board by encouraging licensors, athletes, entertainers (as well as their agents) and consultants under contract to Score Board to obtain a proprietary interest in Score Board by owning its stock. Score Board intends that the Plan will provide such persons with an added incentive to enter into agreements with Score Board and to continue in the service of Score Board and its subsidiaries, and will stimulate their efforts in promoting Score Board.

Shares of Stock Subject to the Plan

     A total of 1,000,000 shares of Score Board's authorized but unissued or reacquired Common Stock may be issued upon the exercise of options granted or to be granted under the Plan. The number of shares reserved for issuance gives effect to the two-for-one stock split effected by the Company on November 18, 1993. If any stock option expires or is terminated for any reason without having been exercised in full, the unissued shares of Common Stock will then become available for additional grants of options.

     Provision is made under the Plan for an appropriate adjustment in the aggregate number and kind of shares covered by the Plan in the event of any change in the number of outstanding shares of Score Board's Common Stock by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in Common Stock. In addition, in the event that Score Board is a party to a merger, consolidation, acquisition of the stock or acquisition of the assets of Score Board, an optionee may be entitled to the securities of the resulting corporation and corresponding adjustments will be made in the amount and class of securities available under the Plan.

Eligibility and Extent of Participation

     Pursuant to the Plan, licensors, renowned current or retired athletes and entertainers under contract to Score Board or its subsidiary corporations, as well as their agents and certain consultants are eligible to receive stock options. No employee, officer or director of Score Board or any of its subsidiaries is eligible to receive options under the Plan.

     The committee that administers the Plan may grant, at any time, new options to an optionee who previously received options. These new options may be granted by Score Board regardless of whether such prior options are still outstanding, have previously been exercised in whole or in part, have expired or are cancelled in connection with the issuance of new options.

Administration of the Plan

     The Plan is administered by a committee appointed by the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee is authorized to determine and designate those persons eligible for a grant of options, those persons to whom options will be granted, the purchase price of the Shares covered by any options granted, the time or times at which options are to be granted and the manner in, and conditions under which, options are exercisable. Subject to the express provisions of the Plan, the Committee also is authorized to interpret the Plan, to prescribe rules for the proper administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations are final, binding and conclusive.

     The Board of Directors, in accordance with Score Board's By-Laws, will appoint the Committee from its members to serve at the pleasure of the Board. The Board of Directors, from time to time, may remove members from, or add members to, the Committee and will fill all vacancies on the Committee. The Committee at all times will be composed of two or more directors.

Grant of Options

     Options may be granted to optionees from time to time and at such times as may be authorized by the Committee. In authorizing the grant of an option, the Committee will specify the name of the optionee and the number of shares of stock subject to such option. The Committee then will prepare a written agreement, executed and dated by Score Board, evidencing the option (the "Option Agreement") and setting forth the terms and conditions of such option. Upon execution of the Option Agreement by the optionee, the option shall be deemed to have been granted effective as of the date on which the Committee granted the option.

Determination of Option Price

     The purchase price of the shares of Common Stock underlying each option (the "Option Price") will be determined by the Committee, which determination will be final, binding and conclusive. However, in no event will the Option Price be less than 100 percent of the fair market value of the Common Stock on the date the option is granted.

     If the Common Stock subject to the Plan is registered on a national securities exchange or is regularly traded in the over-the-counter market on the date of determination, the fair market value per share will be the closing price of a share of Common Stock on such national securities exchange or over-the-counter market on the date of grant of the option. If shares are publicly traded on a national securities exchange or the over-the-counter market, but no shares are traded on that date, but there were shares traded on dates within a reasonable period both before and after such date, the fair market value will be the average of the closing prices of the Common Stock on the nearest date before and the nearest date after the date of determination. If the Common Stock is traded both on a national securities exchange and in the over-the-counter market, the closing price will be determined by the closing price on the national securities exchange, unless the transactions on the exchange and in the over-the-counter market are jointly reported on a consolidated reporting system, in which case the closing price will be determined by reference to such consolidated reporting system. If the Common

Stock is not listed for trade on a national securities exchange and is not regularly traded in the over-the-counter market, then the Committee shall determine the fair market value of the Common Stock from all relevant available facts.

Terms of the Options

     The terms of the options granted under the Plan will commence on the date of the grant and will expire on such date as the Committee may determine for each option. However, in no event shall any option be exercisable after ten
(10) years from the date the option is granted. Additionally, no option will be granted under the Plan after ten (10) years from the date the Plan is adopted by the Board of Directors.

Exercise of Options

     Any option granted under the Plan becomes exercisable in such installments and at such times as designated by the Committee. The exercise of an option may be for less than the full number of shares of Common Stock subject to such option. However, unless the Option Agreement permits a smaller percentage, such exercise may not be made for less than the greater of ten percent of the number of shares of Common Stock initially subject to such option or 200 shares. Subject to the other restrictions on exercise set forth in the Plan, the unexercised portion of an option may be exercised at a later date by the optionee. However, the ten percent/200 share requirement set forth above will not apply to any exercise of an option if all remaining shares of Common Stock subject to such option are exercised.

     Options may be exercised by written notice directed to the Secretary of Score Board at its principal place of business or to such other person as the Committee may direct. Each notice of exercise must identify the option which the optionee is exercising (in whole or in part) and must be accompanied by payment of the option price for the number of shares specified in such notice and by any documents required. Score Board will deliver such shares within a reasonable period of time. However, if any law or regulation requires Score Board to take any action with respect to the shares specified in such notice before the issuance of the shares to the optionee, then the date of delivery of such shares will be extended for the period necessary to take such action.

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

     The option price is payable upon the exercise of the option in an amount equal to the number of shares then being purchased multiplied by the per share option price. Payment, at the election of the optionee, may be made (i) in cash; (ii) by delivery to Score Board of a certificate or certificates for shares of the Common Stock duly endorsed for transfer to Score Board with signature guaranteed by a member firm of a national stock exchange or by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require); or (iii) by a combination of (i) and (ii).

     If all or part of the option price is paid by delivery of shares of Common Stock, then (i) the shares will be valued on the basis of the fair market value of the Common Stock on the date of exercise; and (ii) the value of the Common Stock will be less than or equal to the total option price payment, and if the optionee delivers Common Stock with a value that is less than the total option price, the optionee will pay the balance of the total option price in cash.

Assignment

     No option granted under the Plan is assignable or transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of an optionee, the option is exercisable only by the optionee.

Effect of Termination of Agreement or Death

     Except as provided in the next two paragraphs, no option is exercisable unless an optionee is under contract with Score Board and/or a subsidiary of Score Board at the date of exercise; provided, however, that the Committee may in its discretion provide a different expiration date or dates in an Option Agreement.

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

     In the event an optionee ceases to be under contract to Score Board or its subsidiaries for any reason other than death or disability, any option or unexercised portion of an option granted to the optionee will terminate on, and will not be exercisable after, the earliest to occur of (i) the expiration date of the option, (ii) three (3) months after termination of the contractual relationship with Score Board, or (iii) the date Score Board gives notice to such optionee of termination of the contractual relationship with Score Board because of an act or acts by the optionee involving fraud, dishonesty, theft, embezzlement or the like ("cause"). However, the Committee may provide in the Option Agreement that such option or any unexercised portion thereof will terminate sooner. The option will be exercisable only in accordance with its terms and only for the number of shares exercisable on the date of termination of the contract with Score Board.

     In the event of the death of the optionee (i) while optionee is under contract to Score Board or a subsidiary or (ii) within three (3) months after the date on which such optionee's contract has expired (for a reason other than cause), any option or unexercised portion of the option granted to optionee may be exercised by optionee's personal representatives, heirs or legatees at any time prior to the expiration of three (3) months from the date of death of such optionee, but in no event later than the date of expiration of the option period. However, the Committee may provide in the Option Agreement that such option or any unexercised portion of the option shall terminate sooner.

Amendment, Modification and Termination of the Plan

     In the event the Board of Directors determines that a portion of the Plan or the entire Plan is not in the best interest of Score Board or its shareholders for any reason, the Board of Directors has the power to add to, amend or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or any of its provisions for any period or periods or to terminate the Plan in whole or in part. In the event of any such action, the Committee will prepare written procedures which, when approved by the Board of Directors, will govern the administration of the Plan resulting from such addition, amendment, repeal, suspension or termination. Notwithstanding the above provisions, no such addition, amendment, repeal, suspension or termination will adversely affect, in any way, the rights of the optionees who have outstanding options without the consent of such optionees.

     Subject to the terms set forth in the preceding paragraph, the Plan will terminate upon the later of (i) the complete exercise or lapse of the last outstanding option or (ii) the last date upon which options may be granted.

                          FEDERAL INCOME TAX TREATMENT

     No income is recognized by an optionee when a non-qualified stock option is granted. Upon exercise of a non-qualified stock option, an optionee is treated as having received ordinary income at the time of exercise in an amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. Score Board is entitled to a deduction at the same time and in a corresponding amount. The optionee's basis in the Common Stock acquired upon exercise of a non-qualified stock option is equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is treated as capital gain or loss.


                    RESTRICTIONS ON RESALES OF COMMON STOCK

     An optionee who, at the time of resale of Common Stock of the Company acquired pursuant to the Plan and registered under the Securities Act of 1933, as amended, is not an "affiliate" of the Company (defined generally to include all of the directors and principal officers of the Company, as well as principal shareholders, and may include directors and executive officers of the Company's subsidiaries if they play a policy-making role at the Company level) generally may resell shares acquired by such optionee pursuant to the Plan without restriction.

                                    EXPERTS

     The consolidated financial statements and schedules of Score Board at January 31, 1995 and 1994, and for each of the three years in the period ended January 31, 1995, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

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